Exhibit 10.2
Federal Signal Corporation
2005 Executive Incentive Compensation Plan (2010 Restatement)
Performance Based Restricted Stock Unit — Award Agreement
     You have been selected to receive a grant of Performance Based Restricted Stock Units pursuant to the Federal Signal Corporation 2005 Executive Incentive Compensation Plan (2010 Restatement) (the “Plan”), as specified below:
     Employee:
     Date of Grant:
     Earnings Per Share Target:
     Earnings Per Share Threshold:
     Earnings Per Share Maximum:
     Performance Based Restricted Stock Units Granted:
     Performance Period: January 1, 2011 through December 31, 2011
     Vesting Period: January 1, 2011 through December 31, 2013
     This Award shall be subject to the terms and conditions prescribed in the Federal Signal Corporation 2005 Executive Incentive Compensation Plan (2010 Restatement) and in the Federal Signal Corporation Performance Based Restricted Stock Unit Award Agreement No. 2011 attached hereto.

This document constitutes part of the prospectus covering securities that have been registered under the Securities Act of 1933.
     IN WITNESS WHEREOF, the parties have caused this Award Agreement to be executed on this ____________ day of __________________________.

FEDERAL SIGNAL CORPORATION

By:

Title:

Company

By:

Employee

FEDERAL SIGNAL CORPORATION
PERFORMANCE BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT NO. 2011
     The Company established the Federal Signal Corporation 2005 Executive Incentive Compensation Plan (2010 Restatement) (the “Plan”) pursuant to which options, stock appreciation rights, restricted stock and stock units and performance shares covering an aggregate of 7,800,000 shares of the Stock of the Company may be granted to employees and directors of the Company and its Subsidiaries;
     The Board of Directors of the Company, and the Administrator of the Plan appointed by the Board of Directors, has determined that the interests of the Company will be advanced by encouraging and enabling certain of its employees to own shares of the common stock of the Company, and that Employee is one of those employees;
          NOW, THEREFORE, in consideration of services rendered and the mutual covenants herein contained, the parties agree as follows:
Section 1. Definitions
          As used in this Agreement, the following terms shall have the following meanings:
          A. “Award” means the award provided for in Section 2.
          B. “Board of Directors” means the Board of Directors of the Company.
          C. “Change in Control” shall have the meaning ascribed to such term in the Plan.
          D. “Company” means Federal Signal Corporation.
          E. “Date of Grant” of Performance Based Restricted Stock Units means the date set forth on the Award Agreement applicable those Units.
          F. “Earnings Per Share from Continuing Operations” means diluted (loss) earnings per share from continuing operations determined in accordance with GAAP and as reported in the Company’s Form 10-K for the respective year, subject to certain discretionary adjustments as approved by the Compensation and Benefits Committee of the Board of Directors.
          G. “Earnings Per Share Maximum” means the maximum level of Earnings Per Share from Continuing Operations set forth in the Award Agreement.
          H. “Earnings Per Share Target” means the target level of Earnings Per Share from Continuing Operations set forth in the Award Agreement.

          I. “Earnings Per Share Threshold” means the threshold level of Earnings Per Share from Continuing Operations set forth in the Award Agreement.
          J. “Employee” means the individual shown as the recipient of an award of Performance Based Restricted Stock Units, as set forth on the Award Agreement applicable those Units.
          K. “GAAP” means U.S. generally accepted accounting principles.
          L. “Performance Based Restricted Stock Unit” means the obligation of the Company to transfer the number of shares of Stock to Employee prescribed in Section 2, at the time provided in Section 5 of this Agreement, provided such Performance Based Restricted Stock Unit is vested at such time.
          M. “Performance Period” means the calendar year period set forth in the Award Agreement.
          N. “Permanent Disability” means Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.
          O. “Stock” means the common stock of the Company.
          P. “Subsidiary” means any corporation or other legal entity, other than the Company, in an unbroken chain of entities beginning with the Company if, at the relevant date, each of such entities, other than the last entity in the unbroken chain, owns stock possessing fifty percent or more of the total combined voting power with respect to one of the other entities in such chain.
          Q. “Vesting Period” means the three consecutive calendar year period set forth in the Award Agreement.
Section 2. Award
     Subject to the terms of this Agreement, the Company awarded to Employee the number of Performance Based Restricted Stock Units set forth on the Award Agreement applicable to those Units, effective as of the Date of Grant set forth on such instrument.
     A Performance Based Restricted Stock Unit Award entitles the Employee to receive a whole number of shares of Stock equal to a percentage, from zero to two hundred percent, based on the Earnings Per Share from Continuing Operations during the Performance Period, of the number of Performance Based Restricted Stock Units that are subject to the Award, as described in this Section.

     If the Company’s Earnings Per Share from Continuing Operations is less than the Earnings Per Share Threshold, the Employee shall be entitled to receive no shares of Stock with respect to the Performance Based Restricted Stock Units subject to the Award. If the Company’s Earnings Per Share from Continuing Operations is equal to the Earnings Per Share Threshold, the Employee shall be entitled to receive shares of Stock equal to fifty percent (50%) of the Performance Based Restricted Stock Units subject to the Award. If the Company’s Earnings Per Share from Continuing Operations is equal to the Earnings Per Share Target, the Employee shall be entitled to receive shares of Stock equal to one hundred percent (100%) of the Performance Based Restricted Stock Units subject to the Award. If the Company’s Earnings Per Share from Continuing Operations is equal to or greater than the Earnings Per Share Maximum, the Employee shall be entitled to receive shares of Stock equal to two hundred percent (200%) of the Performance Based Restricted Stock Units subject to the Award.
     If the Company’s Earnings Per Share from Continuing Operations is another amount between the Earnings Per Share Target and, as applicable, the Earnings Per Share Threshold or the Earnings Per Share Maximum, the Employee will receive a percentage of the Performance Based Restricted Stock Units subject to the Award determined through straight line interpolation to Earnings Per Share Target. For example, if the Company’s Earnings Per Share from Continuing Operations is $0.75, the Earnings Per Share Target is $1.00 and the Earnings Per Share Threshold is $.50, the Employee shall be entitled to receive shares of Stock equal to 75% of the Performance Based Restricted Stock Units subject to the Award.
     This grant of Performance Based Restricted Stock Units shall not confer any right to the Employee (or any other Employee) to be granted Performance Based Restricted Stock Units or other Awards in the future under the Plan.
Section 3. Bookkeeping Account
     The Company shall record the number of Performance Based Restricted Stock Units granted hereunder to a bookkeeping account for the Employee (the “Performance Based Restricted Stock Unit Account”). The Employee’s Performance Based Restricted Stock Unit Account shall be reduced by the number of Performance Based Restricted Stock Units, if any, forfeited in accordance with Section 4 and by the number of Performance Based Restricted Stock Units with respect to which shares of Stock were transferred to the Employee in accordance with Section 5.
Section 4. Vesting
     Subject to the accelerated vesting provisions provided below, the Performance Based Restricted Stock Units subject to the Award shall vest on the last day of the Vesting Period, if Employee remains employed by the Company or its Subsidiaries through such date.
     For the avoidance of doubt, if the Company fails to achieve at least the Earnings Per Share Threshold, the Employee shall be entitled to receive no shares of Stock with respect to the Performance Based Restricted Stock Units subject to the Award (as described in Section 2), unless the deemed Earnings Per Share from Continuing Operations provisions in this Section specifically modify such result.

     If, during the Performance Period:
          A. The Employee dies or terminates employment on account of his or her Permanent Disability, the Performance Based Restricted Stock Units subject to the Award shall be vested, pro rata (based on the number of full and partial months of the Employee’s employment during the Performance Period divided by twelve), based on Earnings Per Share from Continuing Operations during the Performance Period; or
          B. A Change in Control occurs, the Performance Based Restricted Stock Units subject to the Award shall be vested, pro rata (based on the number of full and partial months during the Performance Period before the date of the Change in Control, divided by twelve), and the Earnings Per Share from Continuing Operations shall be deemed to be 100% of the Earnings Per Share Target, regardless of actual performance.
     If, after the Performance Period but during the Vesting Period:
          A. The Employee dies or terminates employment on account of his or her Permanent Disability or by reason of retirement (as determined by the Company, in its sole and absolute discretion), the Performance Based Restricted Stock Units subject to the Award shall be immediately fully vested, based on Earnings Per Share from Continuing Operations during the Performance Period; or
          B. A Change in Control occurs, the Performance Based Restricted Stock Units subject to the Award shall be immediately fully vested, based on Earnings Per Share from Continuing Operations during the Performance Period.
     Except as provided in 4.1 below, in the event of the termination of employment of the Employee with the Company and its Subsidiaries for any other reason before the end of the Vesting Period, all Performance Based Restricted Stock Units that are not vested at the time of such termination of employment normally shall be forfeited. In the event of termination of employment (whether or not in breach of local labor laws), the Company shall have the exclusive discretion to determine the date of termination of employment for purposes of this Award. Such termination date shall be the date that the Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law).
Section 4.1 Acceleration of Vesting of Shares in the Event of Divestiture of Business Segment
     In the event that the “Business Segment” (as that term is defined in this Section below) in which the Employee is primarily employed as of the “Divestiture Date” (as that term is defined in this Section below) is the subject of a “Divestiture of a Business Segment” (as that term is defined in this Section below), and such divestiture results in the termination of the Employee’s employment with the Company and its subsidiaries for any reason, the Performance Based Restricted Stock Units subject to the Award shall be vested: (A) in the case of a Divestiture of a

Business Segment during the Performance Period, pro rata, based on the number of full and partial months of Employee’s employment during the Performance Period before the Divestiture Date, divided by twelve; or (B) in the case of a Divestiture of a Business Segment after the Performance Period but during the Vesting Period, fully. If the Divestiture Date occurs during the Performance Period, the Earnings Per Share from Continuing Operations shall be deemed to be 100% of the Earnings Per Share Target, regardless of actual performance. If the Divestiture Date occurs after the Performance Period but during the Vesting Period, the Earnings Per Share from Continuing Operations during the Performance Period shall control.
     For purposes of this Agreement, the term “Business Segment” shall mean a business line which the Company treats as a separate business segment under the segment reporting rules under GAAP, which currently includes the following: Safety and Security Group, Fire Rescue, Environmental Solutions Group, and Federal Signal Technologies Group. Likewise, the term “Divestiture Date” shall mean the date that a transaction constituting a Divestiture of a Business Segment is finally consummated.
     For purposes of this Agreement, the term “Divestiture of a Business Segment” means the following:
(a)
When used with a reference to the sale of stock or other securities of a Business Segment that is or becomes a separate corporation, limited liability company, partnership or other separate business entity, the sale, exchange, transfer, distribution or other disposition of the ownership, either beneficially or of record or both, by the Company or one of its subsidiaries to “Nonaffiliated Persons” (as that term is defined in this Section below) of 100% of either (i) the then-outstanding common stock (or the equivalent equity interests) of the Business Segment or (ii) the combined voting power of the then-outstanding voting securities of the Business Segment entitled to vote generally in the election of the board of directors or the equivalent governing body of the Business Segment;

(b)
When used with reference to the merger or consolidation of a Business Segment that is or becomes a separate corporation, limited liability company, partnership or other separate business entity, any such transaction that results in Nonaffiliated Persons owning, either beneficially or of record or both, 100% of either (i) the then-outstanding common stock (or the equivalent equity interests) of the Business Segment or (ii) the combined voting power of the then-outstanding voting securities of the Business Segment entitled to vote generally in the election of the board of directors or the equivalent governing body of the Business Segment; or

(c)
When used with reference to the sale of the assets of the Business Segment, the sale, exchange, transfer, liquidation, distribution or other disposition of all or substantially all of the assets of the Business Segment necessary or required to operate the Business Segment in the manner that the Business Segment had been operated prior to the Divestiture Date.

Section 5. Distribution of Shares
     Subject to the provisions below, the number of shares of Stock earned in accordance with Section 2, determined as of the end of the Performance Period, with respect to Performance Based Restricted Stock Units that become vested in accordance with Section 4, shall become distributable as of the end of the Vesting Period (regardless of whether the shares vest earlier).
     If a Change in Control occurs during the Performance Period, notwithstanding anything in this Agreement to the contrary, the number of shares of Stock earned in accordance with Section 2, with respect to Performance Based Restricted Stock Units that become vested in accordance with Section 4, shall become distributable on the date of the Change in Control.
     If an Employee terminates employment due to a Permanent Disability during the Vesting Period, notwithstanding anything in this Award Agreement to the contrary, the number of shares of Stock earned in accordance with Section 2, determined as of the end of the Performance Period, with respect to Performance Based Restricted Stock Units that become vested in accordance with Section 4, shall become distributable on the later of the Employee’s Permanent Disability date or the end of the Performance Period (regardless of whether the shares vest earlier).
     Such shares of Stock shall be distributed as soon as administratively feasible after the date prescribed above; but no later than the later of (a) the end of the calendar year in which the specified date occurs; or (b) the 15th day of the third calendar month in the year following such specified date, provided the Employee is not permitted to designate the taxable year of the payment
Section 6. Shareholder Rights
     Employee shall not have any of the rights of a shareholder of the Company with respect to Performance Based Restricted Stock Units, such as the right to vote or the right to dividends.
Section 7. Death Benefits
     The number of shares of Stock earned in accordance with Section 2, determined as of the end of the Performance Period, with respect to Performance Based Restricted Stock Units that become distributable on account of the death of an Employee during the Vesting Period, shall be payable to the estate of the Employee upon the later of the Employee’s death or the end of the Performance Period (regardless of whether the shares vest earlier). Actual payment will occur as soon as administratively feasible after such shares become payable, but no later than the later of two and one-half months after such date or the end of the calendar year in which such date occurs.
Section 8. Units Non-Transferable
     Performance Based Restricted Stock Units awarded hereunder shall not be transferable by Employee. Except as may be required by U.S. federal, state, foreign laws, the interests of Employee under this Agreement are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt by Employee to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void.
Section 9. Adjustment in Certain Events
     If there is any change in the Stock by reason of stock dividends, split-ups, mergers, consolidations, reorganizations, combinations or exchanges of shares or the like, the number of Performance Based Restricted Stock Units credited to Employee’s Performance Based Restricted Stock Unit Account shall be adjusted appropriately so that the number of Performance Based Restricted Stock Units credited to Employee’s Performance Based Restricted Stock Unit Account after such an event shall equal the number of shares of Stock a shareholder would own after such an event if the shareholder, at the time such an event occurred, had owned shares of Stock equal to the number of Performance Based Restricted Stock Units credited to Employee’s Performance Based Restricted Stock Unit Account immediately before such an event.
Section 10. Responsibility for Taxes and Withholding
     Regardless of any action the Company, any of its Subsidiaries and/or the Employee’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Employee’s participation in the Plan and legally applicable to the Employee (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or any of its affiliates. The Employee further acknowledges that the Company and/or its Subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Based Restricted Stock Units, including, but not limited to, the grant or vesting of the Performance Based Restricted Stock Units, the delivery of shares of Stock, the subsequent sale of shares acquired pursuant to such delivery and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of any award to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Employee becomes subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Employee acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
     Prior to any relevant taxable or tax withholding event, as applicable, the Employee will pay or make adequate arrangements satisfactory to the Company and/or its Subsidiaries to satisfy all Tax-Related Items. In this regard, the Employee authorizes the Company and/or its Subsidiaries, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)	withholding from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or its Subsidiaries; or

(b)
withholding from proceeds of the shares of Stock acquired following settlement either through a voluntary sale or through a mandatory sale arranged by the Company (on the Employee’s behalf pursuant to this authorization); or

(c)	withholding in shares of Stock to be delivered upon settlement; or

(d)	withholding from dividend equivalent payments (payable in cash) related to the Shares to be delivered at settlement.
To avoid negative accounting treatment, the Company and/or its Subsidiaries may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Employee is deemed to have been issued the full number of shares attributable to the awarded Performance Based Restricted Stock Units, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Employee’s participation in the Plan.
     Finally, the Employee shall pay to the Company and/or its Subsidiaries any amount of Tax-Related Items that the Company and/or its Subsidiaries may be required to withhold or account for as a result of the Employee’s participation in the Plan that are not satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.
Section 11. Source of Payment
     Shares of Stock transferable to Employee, or his or her Beneficiary, under this Award Agreement may be either Treasury shares, authorized but unissued shares, or any combination of such stock. The Company shall have no duties to segregate or set aside any assets to secure Employee’s right to receive shares of Stock under this Award Agreement. Employee shall not have any rights with respect to transfer of shares of Stock under this Award Agreement other than the unsecured right to receive shares of Stock from the Company.
Section 12. Continuation of Employment
     This Award Agreement shall not confer upon the Employee any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate the Employee’s employment at any time.
Section 13. Amendment
     This Award Agreement may be amended by mutual consent of the parties hereto by written agreement.

Section 14. Governing Law & Severability
     This Award Agreement shall be construed and administered in accordance with the laws of the State of Illinois. This Award Agreement shall inure to the benefit of, and be binding upon, the Company and the Employee and their heirs, legal representatives, successors and permitted assigns. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein. Subject to the terms and conditions of the Plan and any rules adopted by the Company and applicable to this Award Agreement, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations. Section headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.
Section 15. Consent to Release and Transfer Data
     The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that the Company may hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Performance Based Restricted Stock Units and/or shares of Stock held and the details of all units or any other entitlement to shares of Stock awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Employee’s participation in the Plan (the “Data”). The Employee understands that the Data may be transferred to the Company or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere, and that any recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Employee’s country. The Employee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative or the Company’s stock plan administrator. The Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Units under the Plan or with whom shares of Common Stock acquired pursuant to the vesting of the Award units or cash from the sale of such shares may be deposited. Furthermore, the Employee acknowledges and understands that the transfer of the Data to the Company or to any third parties is necessary for the Employee’s participation in the Plan. The Employee understands that the Employee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting the Employee’s local human resources representative or the Company’s stock plan administrator in writing. The Employee further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the units, and the Employee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Employee understands that he or she may contact his or her local human resources representative or the Company’s stock plan administrator.
Section 16. Electronic Delivery and Acceptance
     The Employee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other incentive award made or offered under the Plan. The Employee understands that, unless revoked by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Employee also understands that the Employee will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Employee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that the Employee’s electronic signature is the same as, and will have the same force and effect as, the Employee’s manual signature. The Employee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
Section 17. English Language
     The Employee acknowledges and agrees that it is the Employee’s express intent that this Award Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If the Employee has received this Award Agreement, the Plan or any other rules, procedures, forms or documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
Section 18. Appendix
     Notwithstanding any provision of this Award Agreement to the contrary, this grant of Award and the shares of Stock acquired under the Plan shall be subject to any and all special terms and provisions, if any, as set forth in the Appendix for the Employee’s country of residence.